HomeTrust Bancshares, Inc. Announces Financial Results for the Second Quarter of Fiscal Year 2023 and Quarterly Dividend
ASHEVILLE, N.C., January 24, 2023 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the second quarter of fiscal year 2023 and approval of its quarterly cash dividend.
For the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022:
•net income was $13.7 million compared to $9.2 million;
•diluted earnings per share ("EPS") was $0.90 compared to $0.60;
•annualized return on assets ("ROA") was 1.54% compared to 1.02%;
•annualized return on equity ("ROE") was 13.37% compared to 9.25%;
•net interest income was $37.5 million compared to $34.5 million;
•provision for credit losses was $2.2 million compared to $4.0 million;
•noninterest income was $8.5 million compared to $7.4 million;
•net loan growth was $117.8 million, or 16.4% annualized, compared to $98.5 million, or 14.2% annualized; and
•quarterly cash dividends increased $0.01 per share, or 11.1%, to $0.10 per share totaling $1.5 million compared to $0.09 per share totaling $1.4 million.
For the six months ended December 31, 2022 compared to the six months ended December 31, 2021:
•net income was $22.9 million compared to $21.6 million;
•diluted EPS was $1.50 compared to $1.33;
•annualized ROA was 1.28% compared to 1.21%;
•annualized ROE was 11.32% compared to 10.78%;
•net interest income was $72.1 million compared to $54.9 million;
•provision for credit losses was $6.2 million compared to a net benefit of $4.0 million;
•noninterest income was $15.9 million compared to $20.4 million;
•net loan growth was $216.3 million, or 15.6% annualized, compared to a net decrease of $37.2 million, or (1.4)% annualized; and
•cash dividends of $0.19 per share totaling $2.9 million compared to $0.17 per share totaling $2.7 million.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.10 per common share payable on March 2, 2023 to shareholders of record as of the close of business on February 16, 2023.
“This was a great quarter for HomeTrust as we continued our margin momentum and double-digit loan growth, and we are pleased with the relative resiliency of our deposit base,” said Hunter Westbrook, President and Chief Executive Officer. “Deposits declined during the quarter, but less than we had anticipated despite higher yielding alternatives. We continue to be pleased with our asset quality across all our lines of business and the continued strength of the customers and communities we serve.
“From a strategic standpoint, the results of the quarter reflect the transition of our operating model and balance sheet over the last several years. I’m extremely proud of all our teammates and their collective hard work that delivered these strong quarterly results.
"Lastly, for the third year in a row, HomeTrust Bank has been named the "Best Small Bank" in North Carolina by Newsweek. I once again congratulate all our teammates who have made this achievement possible."

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended December 31, 2022 and September 30, 2022
Net Income.  Net income totaled $13.7 million, or $0.90 per diluted share, for the three months ended December 31, 2022 compared to net income of $9.2 million, or $0.60 per diluted share, for the three months ended September 30, 2022, an increase of $4.5 million, or 48.5%. The results for the three months ended December 31, 2022 were positively impacted by a $3.0 million increase in net interest income and a $1.1 million increase in noninterest income. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	December 31, 2022			September 30, 2022
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid(2)	Yield / Rate(2)	Average Balance Outstanding	Interest Earned / Paid(2)	Yield / Rate(2)
Assets
Interest-earning assets
Loans receivable(1)	$2,999,207	$39,282	5.20%	$2,880,148	$33,522	4.62%
Commercial paper	34,487	184	2.12	214,214	1,116	2.07
Debt securities available for sale	167,818	1,151	2.72	135,015	678	1.99
Other interest-earning assets(3)	86,430	1,072	4.92	113,821	888	3.10
Total interest-earning assets	3,287,942	41,689	5.03	3,343,198	36,204	4.30
Other assets	236,159			243,113
Total assets	3,524,101			3,586,311
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$627,548	$571	0.36%	$654,154	$268	0.16%
Money market accounts	954,007	1,935	0.80	968,084	521	0.21
Savings accounts	236,027	45	0.08	238,992	45	0.07
Certificate accounts	444,845	1,052	0.94	476,761	561	0.47
Total interest-bearing deposits	2,262,427	3,603	0.63	2,337,991	1,395	0.24
Borrowings	26,063	254	3.87	1,526	12	3.12
Total interest-bearing liabilities	2,288,490	3,857	0.67	2,339,517	1,407	0.24
Noninterest-bearing deposits	785,785			800,912
Other liabilities	44,333			51,485
Total liabilities	3,118,608			3,191,914
Stockholders' equity	405,493			394,397
Total liabilities and stockholders' equity	3,524,101			3,586,311
Net earning assets	$999,452			$1,003,681
Average interest-earning assets to average interest-bearing liabilities	143.67%			142.90%
Tax-equivalent
Net interest income		$37,832			$34,797
Interest rate spread			4.36%			4.06%
Net interest margin(4)			4.56%			4.13%
Non-tax-equivalent
Net interest income		$37,545			$34,520
Interest rate spread			4.33%			4.02%
Net interest margin(4)			4.53%			4.10%
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $287 and $277 for the three months ended December 31, 2022 and September 30, 2022, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(4)Net interest income divided by average interest-earning assets.
Total interest and dividend income for the three months ended December 31, 2022 increased $5.5 million, or 15.2%, compared to the three months ended September 30, 2022, which was driven by a $5.8 million, or 17.3%, increase in interest income on loans. The overall increase in average yield on interest-earning assets and rate paid on liabilities was the result of rising interest rates. Specific to debt securities available for sale, the Company has intentionally maintained a relatively short-term duration portfolio which has allowed, and will continue to allow, the Company to take advantage of rising rates when reinvesting the proceeds of maturing instruments.

Total interest expense for the three months ended December 31, 2022 increased $2.5 million, or 174.1%, compared to the three months ended September 30, 2022. The increase was driven by a $2.2 million, or 158.3%, increase in interest expense on deposits as a result of a 39 basis point increase in the associated average cost of funds, and a $242,000 increase in interest expense on borrowings as a result of higher average balances and higher rates.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

(Dollars in thousands)	Increase / (Decrease) Due to		Total Increase / (Decrease)
	Volume	Rate
Interest-earning assets
Loans receivable	$1,386	$4,374	$5,760
Commercial paper	(936)	4	(932)
Debt securities available for sale	165	308	473
Other interest-earning assets	(214)	398	184
Total interest-earning assets	401	5,084	5,485
Interest-bearing liabilities
Interest-bearing checking accounts	(11)	314	303
Money market accounts	(8)	1,422	1,414
Savings accounts	(1)	1	—
Certificate accounts	(38)	529	491
Borrowings	193	49	242
Total interest-bearing liabilities	135	2,315	2,450
Net increase in tax equivalent interest income			$3,035
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses ("CECL") model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
	December 31, 2022	September 30, 2022	$ Change	% Change
Provision for credit losses
Loans	$2,425	$3,694	$(1,269)	(34)%
Off-balance-sheet credit exposure	(85)	443	(528)	(119)
Commercial paper	(100)	(150)	50	33
Total provision for credit losses	$2,240	$3,987	$(1,747)	(44)%
For the quarter ended December 31, 2022, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $1.9 million during the quarter:
•$1.6 million provision driven by loan growth and changes in the loan mix.
•$0.4 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.5 million reduction of specific reserves on individually evaluated credits, which was tied to two relationships which were fully charged-off during the quarter.
For the quarter ended September 30, 2022, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $83,000 during the quarter:
•$1.3 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$1.3 million provision driven by loan growth and changes in the loan mix.
•$1.1 million provision due to a projected worsening of the economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
For both periods presented, the change in the provision for credit losses for off-balance-sheet credit exposure was the result of changes in the balance of loan commitments as well as changes in the loan mix and changes in the projected economic forecast outlined above.

Noninterest Income.  Noninterest income for the three months ended December 31, 2022 increased $1.1 million, or 14.3%, when compared to the quarter ended September 30, 2022. Changes in selected components of noninterest income are discussed below:

	Three Months Ended
	December 31, 2022	September 30, 2022	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,523	$2,338	$185	8%
Loan income and fees	647	570	77	14
Gain on sale of loans held for sale	1,102	1,586	(484)	(31)
BOLI income	494	527	(33)	(6)
Operating lease income	1,156	1,585	(429)	(27)
Gain (loss) on sale of premises and equipment	1,127	(12)	1,139	9,492
Other	1,405	804	601	75
Total noninterest income	$8,454	$7,398	$1,056	14%
•Gain on sale of loans held for sale: The decrease in the gain on sale of loans held for sale was primarily driven by a decrease in volume of residential mortgage and SBA loans sold during the period as a result of rising interest rates. During the quarter ended December 31, 2022, $7.3 million of residential mortgage loans originated for sale were sold with gains of $183,000 compared to $20.9 million sold with gains of $493,000 for the quarter ended September 30, 2022. There were $8.2 million of sales of the guaranteed portion of SBA commercial loans with gains of $568,000 in the current quarter compared to $12.1 million sold and gains of $891,000 in the prior quarter. There were $41.4 million of home equity lines of credit ("HELOCs") sold during the current quarter for a gain of $340,000 compared to $22.8 million sold and gains of $202,000 in the prior quarter.
•Operating lease income: The decrease in operating lease income can be traced to lower contractual earnings as well as gains or losses incurred at the end of operating leases, where we recognized a net loss of $337,000 for the quarter ended December 31, 2022 versus a net gain of $148,000 for the quarter ended September 30, 2022.
•Gain (loss) on sale of premises and equipment: During the quarter ended December 31, 2022 two properties were sold for a combined gain of $1.6 million, partially offset by additional impairment of $420,000 on premises and equipment associated with prior branch closures.
•Other: The increase in other income was driven by a $721,000 gain recognized on the sale of closely held equity securities which the Company obtained through a prior bank acquisition.
Noninterest Expense.  Noninterest expense for the three months ended December 31, 2022 decreased $12,000, or 0.0%, when compared to the three months ended September 30, 2022. Changes in selected components of noninterest expense are discussed below:

	Three Months Ended
	December 31, 2022	September 30, 2022	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$14,484	$14,815	$(331)	(2)%
Occupancy expense, net	2,428	2,396	32	1
Computer services	2,796	2,763	33	1
Telephone, postage and supplies	575	603	(28)	(5)
Marketing and advertising	481	590	(109)	(18)
Deposit insurance premiums	546	542	4	1
Core deposit intangible amortization	26	34	(8)	(24)
Merger-related expenses	250	474	(224)	(47)
Other	4,490	3,872	618	16
Total noninterest expense	$26,076	$26,089	$(13)	—%
•Salaries and employee benefits: The decrease in salaries and employee benefits expense is primarily the result of lower mortgage banking incentive pay as a result of the reduction in the volume of originations due to rising interest rates.
•Merger-related expenses: On July 24, 2022, the Company entered into an Agreement and Plan of Merger with Quantum Capital Corp. The expense for both periods are costs incurred related to due diligence and legal work performed associated with the transaction, in addition to ongoing costs incurred in preparation for the transaction.
•Other: During the quarter ended December 31, 2022 the Company wrote off $350,000 in previously capitalized costs associated with a technology project which the Company is no longer pursuing. No such expense was incurred in the prior quarter.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate, and the effect of changes in valuation allowances maintained against deferred tax benefits. Income tax expense for the three months ended December 31, 2022 increased $1.4 million as a result of higher taxable income in the current quarter and an increase in the effective tax rate which moved from 22.3% to 22.8% quarter-over-quarter.

Comparison of Results of Operations for the Six Months Ended December 31, 2022 and December 31, 2021
Net Income.  Net income totaled $22.9 million, or $1.50 per diluted share, for the six months ended December 31, 2022 compared to net income of $21.6 million, or $1.33 per diluted share, for the six months ended December 31, 2021, an increase of $1.3 million, or 5.8%. The results for the six months ended December 31, 2022 were positively impacted by a $17.2 million increase in net interest income, partially offset by an increase of $10.2 million in the provision for credit losses and a $4.7 million decrease in noninterest income. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Six Months Ended
	December 31, 2022			December 31, 2021
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid(2)	Yield / Rate(2)	Average Balance Outstanding	Interest Earned / Paid(2)	Yield / Rate(2)
Assets
Interest-earning assets
Loans receivable(1)	$2,939,677	$72,814	4.91%	$2,819,482	$55,441	3.90%
Commercial paper	124,351	1,300	2.07	191,712	458	0.47
Debt securities available for sale	151,417	1,829	2.40	130,143	935	1.43
Other interest-earning assets(3)	100,125	1,960	3.88	126,054	1,576	2.48
Total interest-earning assets	3,315,570	77,903	4.66	3,267,391	58,410	3.55
Other assets	239,636			260,288
Total assets	3,555,206			3,527,679
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$640,851	$838	0.26%	$635,362	$728	0.23%
Money market accounts	961,045	2,456	0.51	993,643	716	0.14
Savings accounts	237,509	89	0.07	223,061	81	0.07
Certificate accounts	460,803	1,615	0.70	450,706	1,352	0.60
Total interest-bearing deposits	2,300,208	4,998	0.43	2,302,772	2,877	0.25
Borrowings	13,795	266	3.83	56,356	41	0.15
Total interest-bearing liabilities	2,314,003	5,264	0.45	2,359,128	2,918	0.25
Noninterest-bearing deposits	793,349			722,432
Other liabilities	46,501			48,393
Total liabilities	3,153,853			3,129,953
Stockholders' equity	401,353			397,726
Total liabilities and stockholders' equity	3,555,206			3,527,679
Net earning assets	$1,001,567			$908,263
Average interest-earning assets to average interest-bearing liabilities	143.28%			138.50%
Tax-equivalent
Net interest income		$72,639			$55,492
Interest rate spread			4.21%			3.30%
Net interest margin(4)			4.35%			3.37%
Non-tax-equivalent
Net interest income		$72,065			$54,875
Interest rate spread			4.18%			3.26%
Net interest margin(4)			4.31%			3.33%
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $574 and $617 for the six months ended December 31, 2022 and December 31, 2021, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(4)Net interest income divided by average interest-earning assets.
Total interest and dividend income for the six months ended December 31, 2022 increased $19.5 million, or 33.8%, compared to the six months ended December 31, 2021, which was driven by a $17.4 million, or 31.8%, increase in interest income on loans, and a combined increase of $1.7 million, or 124.6%, in interest income on commercial paper and debt securities available for sale. The overall increase in average yield on interest-earning assets and rate paid on liabilities was the result of rising interest rates. Specific to debt securities available for sale, the Company has intentionally maintained a relatively short-term duration portfolio which has allowed, and will continue to allow, the Company to take advantage of rising rates when reinvesting the proceeds of maturing instruments.

Total interest expense for the six months ended December 31, 2022 increased $2.3 million, or 80.4%, compared to the six months ended December 31, 2021. The increase was driven by a $2.1 million, or 73.7%, increase in interest expense on deposits as a result of an 18 basis point increase in the associated average cost of funds.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

(Dollars in thousands)	Increase / (Decrease) Due to		Total Increase / (Decrease)
	Volume	Rate
Interest-earning assets
Loans receivable	$2,363	$15,010	$17,373
Commercial paper	(161)	1,003	842
Debt securities available for sale	153	741	894
Other interest-earning assets	(324)	708	384
Total interest-earning assets	2,031	17,462	19,493
Interest-bearing liabilities
Interest-bearing checking accounts	6	104	110
Money market accounts	(23)	1,763	1,740
Savings accounts	5	3	8
Certificate accounts	30	233	263
Borrowings	(31)	256	225
Total interest-bearing liabilities	(13)	2,359	2,346
Net increase in tax equivalent interest income			$17,147
Provision (Benefit) for Credit Losses.  The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Six Months Ended
	December 31, 2022	December 31, 2021	$ Change	% Change
Provision (benefit) for credit losses
Loans	$6,119	$(3,775)	$9,894	262%
Off-balance-sheet credit exposure	358	(235)	593	252
Commercial paper	(250)	50	(300)	(600)
Total provision (benefit) for credit losses	$6,227	$(3,960)	$10,187	257%
For the six months ended December 31, 2022, the "loans" portion of the provision (benefit) for credit losses was the result of the following, offset by net charge-offs of $1.9 million during the period:
•$1.3 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$2.9 million provision driven by loan growth and changes in the loan mix.
•$1.5 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.5 million reduction of specific reserves on individually evaluated credits, which was tied to two relationships which were fully charged-off during the period.
For the six months ended December 31, 2021, the "loans" portion of the benefit for credit losses was driven by an improvement in the economic forecast, as more clarity was gained regarding the impact of COVID-19 upon the loan portfolio.
For both periods presented, the change in the provision for credit losses for off-balance-sheet credit exposure was the result of changes in the balance of loan commitments as well as changes in the loan mix and changes in the projected economic forecast outlined above.

Noninterest Income.  Noninterest income for the six months ended December 31, 2022 decreased $4.7 million, or 22.7%, when compared to the same period last year. Changes in selected components of noninterest income are discussed below:

	Six Months Ended
	December 31, 2022	December 31, 2021	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$4,861	$4,885	$(24)	—%
Loan income and fees	1,217	1,784	(567)	(32)
Gain on sale of loans held for sale	2,688	7,958	(5,270)	(66)
BOLI income	1,021	1,008	13	1
Operating lease income	2,741	3,258	(517)	(16)
Gain (loss) on sale of premises and equipment	1,115	(87)	1,202	1,382
Other	2,209	1,639	570	35
Total noninterest income	$15,852	$20,445	$(4,593)	(22)%
•Loan income and fees: The decrease in loan income and fees was driven by lower underwriting fees, interest rate swap fees, and prepayment penalties in the current period compared to the same period last year, all of which were impacted by rising interest rates.
•Gain on sale of loans held for sale: The decrease in the gain on sale of loans held for sale was primarily driven by a decrease in volume of residential mortgage and SBA loans sold during the period as a result of rising interest rates. During the six months ended December 31, 2022, $28.2 million of residential mortgage loans originated for sale were sold with gains of $676,000 compared to $150.7 million sold with gains of $4.3 million for the corresponding period in the prior year. There were $20.3 million of sales of the guaranteed portion of SBA commercial loans with gains of $1.5 million in the current period compared to $27.0 million sold and gains of $3.1 million for the corresponding period in the prior year. There were $64.2 million of HELOCs sold during the current period for a gain of $542,000 compared to $72.2 million sold and gains of $426,000 for the corresponding period in the prior year. Lastly, $11.5 million of indirect auto finance loans were sold out of the held for investment portfolio during the six months ended December 31, 2021 for a gain of $205,000. No such sales occurred in the same period in the current year.
•Operating lease income: The decrease in operating lease income can be traced to lower contractual earnings as well as gains or losses incurred at the end of operating leases, where we recognized a net loss of $189,000 for the six months ended December 31, 2022 versus a net loss of $92,000 in the same period last year.
•Gain (loss) on sale of premises and equipment: During the six months ended December 31, 2022 two properties were sold for a combined gain of $1.6 million, partially offset by additional impairment of $420,000 on premises and equipment associated with prior branch closures. No such sales occurred in the same period in the prior year.
•Other: The increase in other income was driven by a $721,000 gain recognized on the sale of closely held equity securities which the Company obtained through a prior bank acquisition. No such sales occurred in the same period in the prior year.
Noninterest Expense.  Noninterest expense for the six months ended December 31, 2022 increased $265,000, or 0.5%, when compared to the same period last year. Changes in selected components of noninterest expense are discussed below:

	Six Months Ended
	December 31, 2022	December 31, 2021	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$29,299	$30,152	$(853)	(3)%
Occupancy expense, net	4,824	4,718	106	2
Computer services	5,559	5,130	429	8
Telephone, postage and supplies	1,178	1,322	(144)	(11)
Marketing and advertising	1,071	1,537	(466)	(30)
Deposit insurance premiums	1,088	868	220	25
Core deposit intangible amortization	60	158	(98)	(62)
Merger-related expenses	724	—	724	100
Other	8,362	7,953	409	5
Total noninterest expense	$52,165	$51,838	$327	1%
•Salaries and employee benefits: The decrease in salaries and employee benefits expense in the current period compared to the same period last year is primarily the result of branch closures and lower mortgage banking incentive pay as a result of the reduction in the volume of originations due to rising interest rates.
•Computer services: The increase in expense between periods is due to continued investments in technology as well as increases in the cost of services provided by third parties.
•Marketing and advertising: The decrease in expense between periods is partially due to timing differences when expenses are incurred and paid as well as lower projected marketing expenses for the current fiscal year versus the prior period.
•Deposit insurance premiums: The rates the Company is charged for deposit insurance have increased year-over-year.

•Merger-related expenses: On July 24, 2022, the Company entered into an Agreement and Plan of Merger with Quantum Capital Corp. The expense for the six months ended December 31, 2022 are costs incurred related to due diligence and legal work performed associated with the transaction, in addition to ongoing costs incurred in preparation for the transaction. No such expense was incurred in the prior period.
•Other: During the six months ended December 31, 2022 the Company wrote off $350,000 in previously capitalized costs associated with a technology project which the Company is no longer pursuing. No such expense was incurred in the prior period.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate, and the effect of changes in valuation allowances maintained against deferred tax benefits. Income tax expense for the six months ended December 31, 2022 increased $831,000 as a result of higher taxable income in the current quarter compared to the corresponding period in the prior year, and an increase in the effective tax rate from 21.3% to 22.6% between periods.
Balance Sheet Review
Total assets increased by $97.8 million to $3.6 billion and total liabilities increased by $76.5 million to $3.2 billion, respectively, at December 31, 2022 as compared to June 30, 2022. The combined decrease in commercial paper of $194.4 million and net increase in funding sources of $78.3 million was used to fund loan growth of $216.3 million during the period.
Stockholders' equity increased $21.3 million to $410.2 million at December 31, 2022 as compared to June 30, 2022. Activity within stockholders' equity included $22.9 million in net income, $2.7 million in stock-based compensation and stock option exercises, offset by $2.9 million in cash dividends declared and a $1.3 million increase in accumulated other comprehensive loss associated with available for sale debt securities. As of December 31, 2022, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $38.9 million, or 1.30% of total loans, at December 31, 2022 compared to $34.7 million, or 1.25% of total loans, as of June 30, 2022. The drivers of this change are discussed in the "Six Months Ended December 31, 2022 and December 31, 2021" section above.
Net loan charge-offs totaled $1.9 million for the six months ended December 31, 2022 compared to $760,000 for the same period last year. Net charge-offs as a percentage of average loans were 0.13% for the six months ended December 31, 2022 compared to 0.05% for the corresponding period last year.
Nonperforming assets increased by $54,000, or 0.9%, to $6.4 million, or 0.17% of total assets, at December 31, 2022 compared to $6.3 million, or 0.18% of total assets, at June 30, 2022. Nonperforming assets included $6.2 million in nonaccruing loans and $200,000 of real estate owned ("REO") at December 31, 2022, compared to $6.1 million and $200,000 in nonaccruing loans and REO, respectively, at June 30, 2022. Nonperforming loans to total loans was 0.21% at December 31, 2022 and 0.22% at June 30, 2022.
The ratio of classified assets to total assets decreased to 0.50% at December 31, 2022 from 0.61% at June 30, 2022. Classified assets decreased $3.2 million, or 15.1%, to $18.3 million at December 31, 2022 compared to $21.5 million at June 30, 2022, due to loan paydowns.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of December 31, 2022, the Company had assets of $3.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the remaining effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and remaining duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and labor shortages, and market liquidity, both nationally and in our market areas; expected revenues, cost savings, synergies and other benefits from our merger and acquisition activities, including the proposed acquisition of Quantum Capital Corp. might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022(1)	March 31, 2022	December 31, 2021
Assets
Cash	$15,825	$18,026	$20,910	$19,783	$20,586
Interest-bearing deposits	149,209	76,133	84,209	32,267	14,240
Cash and cash equivalents	165,034	94,159	105,119	52,050	34,826
Commercial paper, net	—	85,296	194,427	312,918	254,157
Certificates of deposit in other banks	29,371	27,535	23,551	28,125	34,002
Debt securities available for sale, at fair value	147,942	161,741	126,978	106,315	121,851
FHLB and FRB stock	13,661	9,404	9,326	10,451	10,368
SBIC investments, at cost	12,414	12,235	12,758	12,589	11,749
Loans held for sale, at fair value	518	—	—	—	—
Loans held for sale, at the lower of cost or fair value	72,777	76,252	79,307	85,263	102,070
Total loans, net of deferred loan fees and costs	2,985,623	2,867,783	2,769,295	2,699,538	2,696,072
Allowance for credit losses – loans	(38,859)	(38,301)	(34,690)	(31,034)	(30,933)
Loans, net	2,946,764	2,829,482	2,734,605	2,668,504	2,665,139
Premises and equipment, net	65,216	68,705	69,094	69,629	69,461
Accrued interest receivable	11,076	9,667	8,573	7,980	8,200
Deferred income taxes, net	11,319	11,838	11,487	12,494	12,019
Bank owned life insurance ("BOLI")	96,335	95,837	95,281	94,740	94,209
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles, net	32	58	93	135	185
Other assets	48,918	47,339	52,967	54,954	58,945
Total assets	$3,647,015	$3,555,186	$3,549,204	$3,541,785	$3,502,819
Liabilities and stockholders' equity
Liabilities
Deposits	$3,048,020	$3,102,668	$3,099,761	$3,059,157	$2,998,691
Borrowings	130,000	—	—	30,000	48,000
Other liabilities	58,840	56,296	60,598	57,497	54,382
Total liabilities	3,236,860	3,158,964	3,160,359	3,146,654	3,101,073
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	157	156	156	160	163
Additional paid in capital	128,486	127,153	126,106	136,181	147,552
Retained earnings	290,271	278,120	270,276	265,609	258,986
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,026)	(5,158)	(5,290)	(5,422)	(5,555)
Accumulated other comprehensive income (loss)	(3,733)	(4,049)	(2,403)	(1,397)	600
Total stockholders' equity	410,155	396,222	388,845	395,131	401,746
Total liabilities and stockholders' equity	$3,647,015	$3,555,186	$3,549,204	$3,541,785	$3,502,819
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 15,673,595 at December 31, 2022; 15,632,348 at September 30, 2022; 15,591,466 at June 30, 2022; 15,978,262 at March 31, 2022; and 16,303,461 at December 31, 2021.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Interest and dividend income
Loans	$38,995	$33,245	$72,240	$54,824
Commercial paper	184	1,116	1,300	458
Debt securities available for sale	1,151	678	1,829	935
Other investments and interest-bearing deposits	1,072	888	1,960	1,576
Total interest and dividend income	41,402	35,927	77,329	57,793
Interest expense
Deposits	3,603	1,395	4,998	2,877
Borrowings	254	12	266	41
Total interest expense	3,857	1,407	5,264	2,918
Net interest income	37,545	34,520	72,065	54,875
Provision (benefit) for credit losses	2,240	3,987	6,227	(3,960)
Net interest income after provision (benefit) for credit losses	35,305	30,533	65,838	58,835
Noninterest income
Service charges and fees on deposit accounts	2,523	2,338	4,861	4,885
Loan income and fees	647	570	1,217	1,784
Gain on sale of loans held for sale	1,102	1,586	2,688	7,958
BOLI income	494	527	1,021	1,008
Operating lease income	1,156	1,585	2,741	3,258
Gain (loss) on sale of premises and equipment	1,127	(12)	1,115	(87)
Other	1,405	804	2,209	1,639
Total noninterest income	8,454	7,398	15,852	20,445
Noninterest expense
Salaries and employee benefits	14,484	14,815	29,299	30,152
Occupancy expense, net	2,428	2,396	4,824	4,718
Computer services	2,796	2,763	5,559	5,130
Telephone, postage, and supplies	575	603	1,178	1,322
Marketing and advertising	481	590	1,071	1,537
Deposit insurance premiums	546	542	1,088	868
Core deposit intangible amortization	26	34	60	158
Merger-related expenses	250	474	724	—
Other	4,490	3,872	8,362	7,953
Total noninterest expense	26,076	26,089	52,165	51,838
Income before income taxes	17,683	11,842	29,525	27,442
Income tax expense	4,025	2,643	6,668	5,837
Net income	$13,658	$9,199	$22,857	$21,605
Per Share Data

	Three Months Ended		Six Months Ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Net income per common share(1)
Basic	$0.90	$0.61	$1.51	$1.36
Diluted	$0.90	$0.60	$1.50	$1.33
Average shares outstanding
Basic	15,028,179	14,988,006	15,008,092	15,696,765
Diluted	15,161,153	15,130,762	15,145,701	16,057,607
Book value per share at end of period	$26.17	$25.35	$26.17	$24.64
Tangible book value per share at end of period(2)	$24.53	$23.70	$24.53	$23.06
Cash dividends declared per common share	$0.10	$0.09	$0.19	$0.17
Total shares outstanding at end of period	15,673,595	15,632,348	15,673,595	16,303,461
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended		Six Months Ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.54%	1.02%	1.28%	1.21%
Return on equity (ratio of net income to average equity)	13.37	9.25	11.32	10.78
Tax equivalent yield on earning assets(2)	5.03	4.30	4.66	3.55
Rate paid on interest-bearing liabilities	0.67	0.24	0.45	0.25
Tax equivalent average interest rate spread(2)	4.36	4.06	4.21	3.30
Tax equivalent net interest margin(2) (3)	4.56	4.13	4.35	3.37
Average interest-earning assets to average interest-bearing liabilities	143.67	142.90	143.28	138.50
Noninterest expense to average total assets	2.94	2.89	2.91	2.92
Efficiency ratio	56.69	62.24	59.33	68.82
Efficiency ratio – adjusted(4)	58.12	60.69	59.36	68.19
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Asset quality ratios
Nonperforming assets to total assets(1)	0.17%	0.20%	0.18%	0.16%	0.18%
Nonperforming loans to total loans(1)	0.21	0.24	0.22	0.22	0.23
Total classified assets to total assets	0.50	0.54	0.61	0.61	0.65
Allowance for credit losses to nonperforming loans(1)	629.40	561.10	566.83	534.06	500.70
Allowance for credit losses to total loans	1.30	1.34	1.25	1.15	1.15
Net charge-offs (recoveries) to average loans (annualized)	0.25	0.01	(0.10)	(0.11)	0.15
Capital ratios
Equity to total assets at end of period	11.25%	11.14%	10.96%	11.16%	11.47%
Tangible equity to total tangible assets(2)	10.62	10.50	10.31	10.51	10.81
Average equity to average assets	11.50	11.00	10.93	11.32	11.28
(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2022, there were $1.8 million of restructured loans included in nonaccruing loans and $3.2 million, or 52.0%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Commercial real estate loans
Construction and land development	$328,253	$310,985	$291,202	251,668	226,439
Commercial real estate – owner occupied	340,824	336,456	335,658	332,078	323,434
Commercial real estate – non-owner occupied	690,241	661,644	662,159	688,071	709,825
Multifamily	69,156	79,082	81,086	82,035	80,071
Total commercial real estate loans	1,428,474	1,388,167	1,370,105	1,353,852	1,339,769
Commercial loans
Commercial and industrial	194,465	205,606	192,652	167,342	162,396
Equipment finance	426,507	411,012	394,541	378,629	367,008
Municipal leases	135,922	130,777	129,766	130,260	131,078
PPP loans	214	238	661	2,756	19,044
Total commercial loans	757,108	747,633	717,620	678,987	679,526
Residential real estate loans
Construction and land development	100,002	91,488	81,847	72,735	69,253
One-to-four family	400,595	374,849	354,203	347,945	356,850
HELOCs	194,296	164,701	160,137	155,356	158,984
Total residential real estate loans	694,893	631,038	596,187	576,036	585,087
Consumer loans	105,148	100,945	85,383	90,663	91,690
Total loans, net of deferred loan fees and costs	2,985,623	2,867,783	2,769,295	2,699,538	2,696,072
Allowance for credit losses – loans	(38,859)	(38,301)	(34,690)	(31,034)	(30,933)
Loans, net	$2,946,764	$2,829,482	$2,734,605	$2,668,504	$2,665,139
As of December 31, 2022, $28.6 million of commercial and industrial and $4.8 million of consumer loans were purchased from fintech partners. As of June 30, 2022, $17.5 million of commercial and industrial and $0.4 million of consumer loans were purchased from fintech partners. Although we value these strategic relationships, in August 2022 we temporarily paused purchases within both loan segments until the impact of the current economic environment upon these portfolios can be better understood.
Deposits

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Core deposits
Noninterest-bearing accounts	$726,416	$794,242	$745,746	$704,344	$677,159
NOW accounts	638,896	636,859	654,981	652,577	644,343
Money market accounts	992,083	960,150	969,661	1,026,595	1,010,901
Savings accounts	230,896	240,412	238,197	232,831	224,474
Total core deposits	2,588,291	2,631,663	2,608,585	2,616,347	2,556,877
Certificates of deposit	459,729	471,005	491,176	442,810	441,814
Total	$3,048,020	$3,102,668	$3,099,761	$3,059,157	$2,998,691

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Noninterest expense	$26,076	$26,089	$52,165	$51,838
Less: merger expense	250	474	724	—
Noninterest expense – adjusted	$25,826	$25,615	$51,441	$51,838

Net interest income	$37,545	$34,520	$72,065	$54,875
Plus: tax equivalent adjustment	287	277	574	617
Plus: noninterest income	8,454	7,398	15,852	20,445
Less: gain on sale of equity securities	721	—	721	—
Less: gain (loss) on sale of premises and equipment	1,127	(12)	1,115	(87)
Net interest income plus noninterest income – adjusted	$44,438	$42,207	$86,655	$76,024
Efficiency ratio	56.69%	62.24%	59.33%	68.82%
Efficiency ratio – adjusted	58.12%	60.69%	59.36%	68.19%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total stockholders' equity	$410,155	$396,222	$388,845	$395,131	$401,746
Less: goodwill, core deposit intangibles, net of taxes	25,663	25,683	25,710	25,742	25,780
Tangible book value	$384,492	$370,539	$363,135	$369,389	$375,966
Common shares outstanding	15,673,595	15,632,348	15,591,466	15,978,262	16,303,461
Book value per share at end of period	$26.17	$25.35	$24.94	$24.73	$24.64
Tangible book value per share at end of period	$24.53	$23.70	$23.29	$23.12	$23.06
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Tangible equity(1)	$384,492	$370,539	$363,135	$369,389	$375,966
Total assets	3,647,015	3,555,186	3,549,204	3,541,785	3,502,819
Less: goodwill and core deposit intangibles, net of taxes	25,663	25,683	25,710	25,742	25,780
Total tangible assets	$3,621,352	$3,529,503	$3,523,494	$3,516,043	$3,477,039
Tangible equity to tangible assets	10.62%	10.50%	10.31%	10.51%	10.81%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.